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CONTACT:
Gregory M. Dearlove
Vice President & Chief Financial Officer
(716) 887-7262

CTG Reports 2003 Second Quarter Financial Results

Revenues Rise Sequentially; EPS Meets Guidance

BUFFALO, N.Y. - July 14, 2003 - CTG (NYSE: CTG), an international information technology (IT) solutions and staffing company, today announced its financial results for the second quarter of 2003, which ended on June 27, 2003. CTG's revenues for the second quarter of 2003 were $64.1 million, compared with revenues of $67.7 million in the second quarter of 2002. CTG's net income for the second quarter of 2003 was $0.5 million, or $0.03 per diluted share, compared with net income for the 2002 second quarter of $0.7 million, or $0.04 per diluted share.

For the 2003 first half, CTG reported revenues of $127.9 million, compared with revenues of $137.6 million in the 2002 first half. CTG's net income for the 2003 first half was $0.6 million, or $0.04 per diluted share, compared with a 2002 first half net loss of $35.9 million, or $2.11 per diluted share, which included the cumulative effect of the change in accounting principle related to the valuation of the Company's goodwill and intangible assets.

"CTG's quarterly earnings per share again met our expectations, and our revenues rose sequentially at a time when several IT services and consulting firms expect to report losses and further declines in revenues," said CTG Chairman and Chief Executive Officer James R. Boldt. "CTG's push to expand our strategic staffing client base is paying off with our new, large client relationships ramping up and our existing business continuing to improve. Our fourth consecutive quarter of solid results in our strategic staffing business helped offset some of the delays we are seeing in solutions and outsourcing projects, as a number of clients continue to defer the start-up of engagements based on the uncertain economic environment."

Mr. Boldt added, "We also continue to focus on key vertical markets. This is a sound, long-term growth strategy for CTG, as we are targeting industries where we have significant experience and the demand for IT services is strong and growing. Our newest vertical practice, which supports the life sciences market, positions us to capitalize on the emerging opportunity of 21 CFR Part 11 compliance for companies selling or distributing FDA-regulated products. CTG has already done a significant amount of 21 CFR Part 11 work for several major life sciences firms, and this work, coupled with our knowledge of the industry, should support the growth of this new vertical. Demand for health care IT, the focus of CTG's largest vertical practice, remains strong, in part a result of the higher-value integration work related to HIPAA compliance."

During the quarter, CTG sold an unused facility in Melbourne, Florida for $2.2 million, resulting in a $0.2 million pre-tax loss, or $.01 per diluted share, on the sale that is reflected in the 2003 second quarter results. The proceeds from this property sale were used to reduce long-term debt, which declined from $15.6 million at the 2003 first quarter-end to $7.6 million at the 2003 second quarter-end, its lowest level since the February 1999 acquisition of Elumen Solutions.

CTG also issued guidance for the third quarter of 2003. Based on current business and market conditions, CTG expects that its revenues and net income per diluted share for the third quarter of 2003 will range from $60 million to $62 million and $0.00 to $0.02, respectively.

Mr. Boldt concluded, "Our guidance for the third quarter reflects one less billing day than the second quarter and the seasonal vacation effect when consulting staff in both North America and Europe typically take vacation. The additional holiday and vacation's impact on utilization are expected to have a combined effect on revenue of $2.5 million to $3.5 million. Despite the normal seasonal decline, CTG continues to compare favorably to others in our industry in a business environment that remains very challenging. Our focus on staffing for large companies and our strength in other core competencies, combined with our vertical market experience and our sound financial condition, is providing CTG stability in the current IT services environment while positioning us well for the future."

Backed by 37 years' experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 2,700 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2002 Form 10-K and Management's Discussion and Analysis section of the Company's 2002 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG will hold a conference call on July 15, 2003 at 11:00 a.m. EDT to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-800-869-4362 between 10:45 a.m. and 10:50 a.m. and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 p.m. EDT July 15, 2003 and 1:00 p.m. EDT July 18, 2003 by dialing 1-800-642-1687 and entering the conference ID number 1412681.

COMPUTER TASK GROUP, INCORPORATED (CTG) Consolidated Statements of Operations (amounts in thousands except per share data)
	For the Quarter Ended		For the Two Quarters Ended
	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002

Revenue	$64,057	$67,667	$127,919	$137,561
Direct costs	46,834	48,986	93,988	99,135
Selling, general and administrative expenses	15,988	17,374	32,274	35,317
Operating income	1,235	1,307	1,657	3,109
Net other expense	445	198	643	1,258
Income before income taxes and cumulative effect of change in accounting principle	790	1,109	1,014	1,851
Provision for income taxes	332	438	426	731
Net income before cumulative effect of change in accounting principle	458	671	588	1,120
Cumulative effect of change in accounting principle (a)	-	-	-	(37,038)
Net income (loss)	$458	$671	$588	$(35,918)

Basic net income (loss) per share:
Net income before cumulative effect of change in accounting principle	$0.03	$0.04	$0.04	$0.07
Cumulative effect of change in accounting principle (a)	-	-	-	(2.24)
Basic net income (loss) per share	$0.03	$0.04	0.04	$(2.17)

Diluted net income (loss) per share:
Net income before cumulative effect of change in accounting principle	$0.03	$0.04	$0.04	$0.07
Cumulative effect of change in accounting principle (a)	-	-	-	(2.18)
Diluted net income (loss) per share	$0.03	$0.04	$0.04	$(2.11)

Weighted average shares outstanding:
Basic	16,646	16,557	16,635	16,545
Diluted	16,711	17,029	16,738	17,000

a.	In conjunction with the required adoption of SFAS No. 142 and based upon an independent appraisal, CTG recorded a pre-tax, non-cash loss for impairment of $37.0 million or $2.24 per basic share and $2.18 per diluted share in the 2002 first quarter. The write-off primarily relates to the goodwill that resulted from the acquisition in February 1999 of the healthcare information technology services provider Elumen Solutions, Inc.

COMPUTER TASK GROUP, INCORPORATED (CTG) Consolidated Balance Sheets (amounts in thousands)

	June 27, 2003	June 28, 2002		June 27, 2003	June 28, 2002
Current Assets:			Current Liabilities:
Cash and cash equivalents	$1,968	$2,731	Accounts payable	$8,121	$8,238
Accounts receivable, net	46,839	52,280	Accrued compensation	19,449	21,985
Other current assets	3,343	4,799	Income taxes payable	-	2,802
			Other current liabilities	4,357	7,594
Total Current Assets	52,150	59,810	Total Current Liabilities	31,927	40,619
Property and equipment, net	8,110	12,666	Long-term debt	7,643	13,234
Other assets	40,611	40,278	Other liabilities	7,499	7,704
			Shareholders' equity	53,802	51,197
			Total Liabilities and
Total Assets	$100,871	$112,754	Shareholders' Equity	$100,871	$112,754

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Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.